Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation (the "Form 10‑K") of our audit letter dated January 15, 2025, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2024, located in Ohio, Oklahoma, Pennsylvania, and West Virginia, information from our prior reserves reports referenced in the Form 10-K, and to all references to our firm included in the Form 10-K.

         NETHERLAND, SEWELL & ASSOCIATES, INC.

     /s/ Richard B. Talley, Jr.
By: ____________________________________
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas
February 26, 2025